UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2011

Umami Sustainable Seafood Inc.
 (Exact name of registrant as specified in its charter)

Nevada	000-52401	98-0636182
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

405 Lexington Avenue
26th Floor, Suite 2640
New York, NY 10174
(Address of principal executive offices) (zip code)

212-907-6492
 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 3, 2011, Umami Sustainable Seafood, Inc. (the “Company”) entered into a Note Purchase Agreement (the “Agreement”) with third party lenders (the “Lenders”).  Pursuant to the Agreement, the Company was paid gross proceeds of $1,920,000 in exchange for promissory notes in the aggregate principal amount of $2,000,000, which notes mature on June 30, 2011 (the “Notes”).

The Notes do not bear interest.  In the event that the amounts due under the Notes are not paid when due under the Notes, the Company would be required to pay the Lenders an amount equal to 5% of the outstanding principal amount of the Notes.

The Notes may be accelerated if an event of default were to occur. The Notes and any accrued fees are payable on the maturity date of the Notes. The Notes can be repaid at any time upon one day’s prior written notice to the Lenders. The Notes are secured by (i) a portion of the inventory of certain assets of Baja Aqua-Farms S.A. de C.V., the Company’s subsidiary (the security agreement relating to which must be entered into by June 10, 2011), and (ii) certain shares of the Company’s common stock owned by Atlantis Group HF, the majority stockholder of the Company and an affiliate of the Company’s Chief Executive Officer.  If a security agreement relating to the inventory which are to secure the Notes is not entered into by June 10, 2011, the Company would be obligated to immediately pay the Lenders a fee equal to 1% of the outstanding principal amount of the Notes.  In addition, if certain subordination agreements are not entered into by June 10, 2011, the Company would be obligated to immediately pay the Lenders a fee equal to 1% of the outstanding principal amount of the Notes.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UMAMI SUSTAINABLE SEAFOOD INC.

June 8, 2011	By:	/s/ Daniel G. Zang
Chief Financial Officer